Exhibit 99.1 Press Release dated November 5, 2003


                              (SUNTRON LETTERHEAD)

                                 PRESS RELEASE

           SUNTRON CORP. REPORTS FISCAL 2003 THIRD QUARTER RESULTS

PHOENIX, AZ.-NOVEMBER 5, 2003-Suntron Corporation (Nasdaq:SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue and operating results for the third quarter of 2003. The Company reported net sales of $79.6 million and a net loss of $7.1 million ($0.26 per share). These results include $1.2 million of restructuring charges related to the previously announced consolidation of the Company's Phoenix facilities.

Third quarter 2003 net sales of $79.6 million compares with $99.5 million recognized in the same quarter last year, a 20.0% decrease. Sequentially, third quarter net sales increased $4.8 million, or 6.4%, from $74.8 million reported in the second quarter of 2003. The decline in net sales for third quarter 2003 compared with the prior year was primarily attributable to the continued soft end markets served by Suntron's customers, particularly in the aerospace and networking/ telecommunications markets. The sequential increase in net sales from the second quarter was primarily attributable to growing revenues from new customer wins, the delivery of certain large orders and the acquisition of Trilogic Systems.

Gross profit for the third quarter of 2003 was a loss of $1.1 million, an improvement of $16.5 million as compared to a loss of $17.6 million recognized for the third quarter last year. The gross profit deficiencies in the third quarters of 2003 and 2002 include $1.2 million and $12.1 million of restructuring charges, respectively, related to facility closures and severance costs. Sequentially, third quarter of 2003 gross profit increased $2.9 million from a loss of $4.0 million reported in the second quarter of 2003. The gross profit deficiency in the second quarter included $0.9 million of restructuring charges. Gross margins were positively impacted by a reduction in restructuring costs, improved capacity utilization and a reduction in manufacturing overhead.

Operating loss for the third quarter of 2003 was $6.4 million, an improvement of $18.2 million as compared to an operating loss of $24.6 million recognized in the third quarter last year. Sequentially, third quarter operating loss improved by $3.5 million from the $9.9 million operating loss reported in the second quarter of 2003. In addition to the factors positively impacting gross margins, a reduction in selling, general and administrative (SG&A) expenses of $1.8 million and $0.7 million contributed favorably to year over year and sequential results, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2003 was negative $0.5 million, an improvement of $18.1 million as compared to EBITDA of negative $18.6 million recognized in the third quarter last year. Sequentially, third quarter EBITDA increased $3.6 million from negative $4.1 million reported in the second quarter of 2003. The factors positively impacting operating loss were also primarily responsible for the increased sequential and year over year improvement in EBITDA.

Net loss for the third quarter of 2003 was $7.1 million, an improvement of $17.4 million as compared to a net loss of $24.5 million recognized in the third quarter last year. Sequentially, net loss improved $3.4 million from a net loss of $10.5 million reported in the second quarter of 2003. The factors positively impacting operating loss were also primarily responsible for the increased sequential and year over year improvement in net loss.

Basic and diluted loss per share (EPS) for the third quarter of 2003 was $0.26 per share, an improvement of $0.63 from the loss of $0.89 per share recognized in the third quarter last year. Sequentially, third quarter of 2003 EPS improved by $0.12 per share from the $0.38 loss per share reported in the second quarter of 2003.

Cash flow from operating activities for the third quarter was negative $6.2 million, a decrease of $11.7 million as compared to $5.5 million of positive operating cash flow recognized in the third quarter last year. Sequentially, third quarter of 2003 operating cash flow decreased $2.5 million from negative $3.7 million reported in the second quarter of 2003. The primary reason for the negative cash flow in the third quarter of 2003 was a reduction in operating payables as compared with the prior quarter.

"While we are disappointed with our operating loss this quarter, we have made significant improvements on a sequential and year over year basis. We have continued to win new business with 30 new customers in our targeted markets during 2003," said James Bass, Suntron president and chief executive officer. "Additionally, our strategic emphasis on providing complete product life cycle solutions to our customers in our target markets is beginning to have an impact, as evidenced by the new customer wins and order strength from selected existing customers. In this difficult business climate, we have taken significant steps to align our costs with our current revenue outlook. We continue to focus on cost control, asset management, and new business development in our target markets of semiconductor capital equipment, aerospace and defense, medical and industrial," said Mr. Bass.

"As we look ahead to the fourth quarter, we expect net sales will be up to 5% lower sequentially due to softness in the aerospace market," said Mr. Bass. "We expect to be operating cash flow neutral in the fourth quarter and cost reduction actions initiated earlier in 2003 will continue to reduce our fixed expenses in the fourth quarter. Our quote pipeline is robust with new and existing customers in our targeted end markets, and Suntron's management team continues to improve our quality and customer service metrics as we acquire new business opportunities," concluded Mr. Bass.

ABOUT SUNTRON CORPORATION

Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, assembly facilities and two quick-turn assembly facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, plastic injection molding, sheet metal, product design, engineering services, and full systems integration and test. The Company has approximately 2,100 employees and contract workers.

                           INCOME STATEMENT SUMMARY
               (Amounts in Thousands, Except Per Share Amounts)

                                               Q3           Q2         Q3
                                              2002         2003       2003
Net Sales                                  $ 99,535     $ 74,845    $ 79,638
Gross Profit (Loss)                         (17,560)      (3,995)     (1,142)
SG&A Expense                                  6,864        5,715       5,039
Operating Loss                              (24,627)      (9,897)     (6,369)
Net Loss                                    (24,478)     (10,527)     (7,120)
Net Loss Per Common Share                     (0.89)       (0.38)      (0.26)
Weighted Average Shares Outstanding          27,409       27,409      27,409

                             SELECTED FINANCIAL DATA
                             (Dollars in Thousands)

                                               Q3           Q2           Q3
                                              2002         2003         2003
EBITDA                                    $ (18,578)    $ (4,089)     $   (486)
Cash Flow from Operating Activities           5,501       (3,737)       (6,200)
Restructuring Related Charges                12,409          925         1,177
Working Capital (End of Period)              55,174       51,754        54,207

                              BALANCE SHEET SUMMARY
                             (Dollars in Thousands)

                                          SEPT 29,      JUNE 29,      SEPT 28,
                                            2002          2003          2003
Cash and Equivalents                      $     82      $     13      $     23
Trade Receivables, Net                      40,122        36,070        40,440
Inventories, Net                            73,331        61,989        57,709
Other Current Assets                         2,706         1,419         1,407
Property, Plant & Equipment, Net            65,326        52,363        48,393
Goodwill                                     6,987         7,395         8,996
Other Assets                                 3,609         3,059         2,654
TOTAL ASSETS                              $192,163      $162,308      $159,622

Operating Payables:
   Accounts Payable                       $ 42,936      $ 31,934      $ 29,852
   Accrued Liabilities                      22,859        21,355        18,201
Financing Payables:
   Outstanding Checks in Excess of Cash      2,417           689         1,331

   Bank Debt                                 5,289        25,045        31,629
   Accrued Business Acquisition                 --           220         2,608
     Cost and Capital Expenditures

Shareholders' Equity                       118,662        83,065        76,001
TOTAL LIABILITIES AND EQUITY              $192,163      $162,308      $159,622

The primary measure of our operating performance is net income (loss). However, the Company's lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron's financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details below of the calculation as follows:

                               EBITDA CALCULATION
                            (Dollars in Thousands)

                                       Q3            Q2             Q3
                                      2002          2003           2003
Net Loss                           $(24,478)      $(10,527)      $ (7,120)
Income Tax Expense (Benefit)            (40)            --             --
Interest Expense                        411            700            761
Depreciation and Amortization         5,529          5,738          5,873
EBITDA                             ($18,578)       ($4,089)         ($486)

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron's current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor segments of the electronics industry; Suntron's dependence upon a small number of customers; the Company's ability to attract new customers and maintain existing customers; the results of the Company's restructuring and cost reduction efforts; changes or cancellations in customer orders; the risks inherent with predicting revenue and earnings outcomes as well as other factors identified as " Factors That May Affect Future Results" or otherwise described in Suntron's filings with the Securities and Exchange Commission from time to time.

                                      # # #

SUNTRON CONTACTS:            Jim Bass                    Peter Harper
                             President and CEO           CFO

                             Chris Hendriksen or
                             Stephanie Watkins
                             ir@suntroncorp.com
                             202-371-0150